EXHIBIT 10.14

First Amendment to Lease

This First Amendment to Lease (“Amendment”) is by and between FC Skokie PQ, LLC, a Delaware limited liability company (“Landlord”), and AuraSense Therapeutics, LLC, a Delaware corporation (“Tenant”) and is executed as of the 31st day of March, 2014.

WHEREAS, FC Skokie SPE, LLC, a Delaware limited liability company, Landlord’s predecessor in interest, and Tenant entered into that certain Lease dated as of February 13, 2012 (the “Lease”), with respect to certain premises consisting of (i) 9,216 rentable square feet comprised of Suite Two on the fourth (4th) floor of the Building (as defined in the Lease), and (ii) approximately 425 rsf comprised of a conference room on the fourth (4th) floor of the Building (collectively, the “Premises”).

WHEREAS, Tenant desires to extend the Term of the Lease, and otherwise amend the Lease, as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2. Extension of Term. The defined term “Term” in section 1.3 shall be deleted in its entirety and replaced with the following:

“Term: Nine (9) years, commencing on March 1, 2012 (the “Commencement Date”), and expiring at 11:59pm on February 28, 2021, unless earlier terminated in accordance with this Lease (“Termination Date”).”

3. Annual Fixed Rent. Section 1.3 of the Lease is hereby amended by deleting the defined terms “Annual Fixed Rent” and “Annual Fixed Rent Escalation”, and replacing those terms with the following:

“Annual Fixed Rent for the Premises:

Period	Annual Amount of Annual Fixed Rent	Amount Per Rentable Square Foot
March 1, 2012 – February 28, 2013	$230,400.00	$25.00
March 1, 2013 – February 28, 2014	$239,616.00	$26.00
March 1, 2014 – February 28, 2015	$248,832.00	$27.00
March 1, 2015 – February 29, 2016	$248,832.00	$27.00
March 1, 2016 – February 28, 2017	$253,440.00	$27.50
March 1, 2017 – February 28, 2018	$258,048.00	$28.00
March 1, 2018 – February 28, 2019	$262,656.00	$28.50
March 1, 2019 – February 29, 2020	$267,264.00	$29.00
March 1, 2020 – February 28, 2021	$271,872.00	$29.50

4. Termination Option: Effective as of the date hereof, Section 2.7 of the Lease entitled “Extension Option” shall be deleted and replaced with the following:

“Section 2.7 Termination Right. Provided that Tenant is not in continuing default after the expiration of applicable notice and cure periods under the Lease, Tenant shall have a one (1) time option to terminate the Lease (the “Termination Option”), effective on February 28, 2018 (the “Early Termination Date”). Tenant shall exercise the Termination Option by delivering to Landlord written notice (the “Termination Notice”) of such election to terminate the Lease at least twelve (12) months prior to the Early Termination Date, together with a termination payment (the “Termination Fee”) equal to one (1) month’s portion of the then applicable Annual Fixed Rent. If Tenant properly delivers the Termination Notice, then this Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease applicable to the surrender of the Premises at the expiration of the term of the Lease, including, but not limited to, Section 12.9. Unless Landlord otherwise agrees in writing, Tenant may not exercise the Termination Option, if Tenant is not in continuing default after the expiration of applicable notice and cure periods under the Lease as of the date on which the Termination Notice is given or as of the Early Termination Date. All obligations of either party to the other which accrue under the Lease on or before the Early Termination Date with respect to the Premises shall survive such termination.”

5. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Lease.

6. Brokerage. Each party represents and warrants to the other that it has had no dealings with any broker or agent other than the CBRE, Inc. (“Broker”) in connection with this Amendment and shall indemnify and hold harmless the other from claims for any brokerage commission (other than by the Broker) arising out a breach of the foregoing representations. Landlord shall be responsible for any commission due to the Broker pursuant to the terms of a separate agreement.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this First Amendment under seal as of the date first noted above.

LANDLORD:

FC SKOKIE PQ, LLC,
a Delaware limited liability company

By:	FC Skokie, LLC,
a Delaware limited liability company,
its sole member

	By:	FC Skokie-Pavilion, LLC,
a Delaware limited liability company,
its sole member

		By:	F.C. Pavilion, L.L.C.,
an Ohio limited liability company,
its sole member

			By:	Forest City Commercial
Group, Inc., an Ohio
corporation, its managing member

				By:	/s/ Frank C. Wuest
				Name:	Frank C. Wuest
				Title:	Vice President

TENANT:

AURASENSE THERAPEUTICS, LLC, a Delaware limited liability company

By:	/s/ David Giljohann
Name:	David Giljohann
Title:	CEO

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